As filed with the Securities and Exchange Commission on December 10, 1997.

                                                Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                            FIRST LEHIGH CORPORATION
             (Exact name of registrant as specified in its charter)

        Pennsylvania                                    23-2218479
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

           1620 Pond Road
        Allentown, Pennsylvania                            18104
(Address of Principal Executive Offices)                  (Zip Code)

                              --------------------

                            FIRST LEHIGH CORPORATION
                           1989 EQUITY INCENTIVE PLAN
                       1997 NONQUALIFIED STOCK OPTION PLAN
                            (Full title of the plans)

                              --------------------


                            James L. Leuthe, Chairman
                            First Lehigh Corporation
                                 1620 Pond Road
                          Allentown, Pennsylvania 18104
                     (Name and address of agent for service)

                                 (610) 398-6660
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                            John W. Kauffman, Esquire
                          Duane, Morris & Heckscher LLP
                                One Liberty Place
                           Philadelphia, PA 19103-7396

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

                                                        Proposed                Proposed
  Title of securities         Amount to be          maximum offering        maximum aggregate            Amount of
   to be registered           registered(1)        price per share(2)       offering price(2)        registration fee
------------------------------------------------------------------------------------------------------------------------

Common Stock,                159,000 shares            $4.46                    $709,140                $210
par value $.01
========================================================================================================================

(1) In addition, this registration statement also registers such additional shares as may be required to be issued under the plans listed above in the event of a stock dividend, reverse stock split, split-up, reclassification or other similar events.

(2) Estimated solely for the purpose of calculating the registration fee based on (i) the average exercise price of $3.27 of the outstanding options to purchase 110,000 shares of the Common Stock of the Company registered hereunder and (ii) pursuant to Rule 457(c), $7.125 per share based upon the average bid and asked price on December 8, 1997 with respect to 49,000 shares available for grant under the Plans.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following material is incorporated herein by reference:

         (a) The Annual Report on Form 10-KSB of First Lehigh Corporation (the "Company") for the year ended December 31, 1996 as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 31, 1997.

         (b) The Quarterly Report on Form 10-QSB of the Company for the quarter ended March 31, 1997 as filed by the Company with the Commission on May 13, 1997.

         (c) The Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 1997 as filed by the Company with the Commission on August 13, 1997.

         (d) The Quarterly Report on Form 10-QSB of the Company for the quarter ended September 30, 1997 as filed by the Company with the Commission on November 7, 1997.

         (e) Form 8-K Current Report of the Company filed with the Commission on July 3, 1997.

         All reports or other documents filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series Preferred Stock, $.01 par value (the "Series Preferred Stock"), and 1,500,000 shares of Senior Preferred Stock, $.01 par value (the "Senior Preferred Stock"). As of the date of this Registration Statement, 2,000,000 shares of Common Stock held by approximately 130 holders of record, 682,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") held by approximately 20 holders of record and 900,363 shares of Senior Preferred Stock held by approximately 60 holders of record were issued and outstanding. The following statements are brief summaries of certain provisions with respect to the Common Stock, the Series A Preferred Stock and the Senior Preferred Stock contained in the Company's Articles of Incorporation, a copy of which has been filed with the Commission. The following summary is qualified in its entirety by reference thereto.

         The transfer agent and registrar for the Company's Common Stock, the Series A Preferred Stock and the Senior Preferred Stock is First Lehigh Bank, 500 Main Street, Walnutport, Pennsylvania 18088.

Common Stock

         Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. In general, the holders of the Common Stock and the holders of the Series A Preferred Stock vote together as a single class on all matters presented to the Company's shareholders for a vote, including the election of directors. The holders of the Series A Preferred Stock currently are entitled to four votes for each share held (subject to adjustment in certain instances). See "Series A Preferred Stock" for a discussion of the voting rights of the holders of the Company's outstanding Series A Preferred Stock. The holders of Common Stock do not have cumulative voting rights or preemptive rights. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors from funds legally available for dividends. All outstanding shares of Common Stock are fully paid and non-assessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably in its assets remaining after provision for payment of creditors and for the payment of the liquidation preference to the holders of any outstanding Series A Preferred Stock, Senior Preferred Stock and any other series of Series Preferred Stock that the Company may issue from time to time.

Series A Preferred Stock

         The Company's Board of Directors has designated an aggregate of 750,000 shares of the Series A Preferred Stock, of which 682,000 are currently outstanding. The Board of Directors of the Company has the authority to issue an additional 250,000 shares of the Company's Series Preferred Stock in one or more series and to determine the designations, relative rights, preferences and limitations of each series, without obtaining the approval of the Company's shareholders, except in certain circumstances. The issuance of the Series Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock and the Series A Preferred Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, deny shareholders the receipt of a premium on their shares of capital stock and have a depressive effect on the market price thereof. Management of the Company is not aware of any such threatened transactions to obtain control of the Company. The Company has no present plan to issue any new series of Series Preferred Stock or additional shares of Series A Preferred Stock.

         Voting Rights. In general, the holders of the Series A Preferred Stock and the holders of the Common Stock vote together as a single class on all matters presented to the Company's shareholders for a vote, including the election of directors. The holders of the Common Stock are entitled to one vote for each share held, and the holders of the Series A Preferred Stock currently are entitled to four votes for each share held (subject to adjustment in certain instances). No cumulative voting rights exist with respect to the election of directors. Under the Company's Articles of Incorporation, the approval of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding is required to approve any amendment, modification or waiver of the terms of the Series A Preferred Stock, except that the approval of the holders of at least 80% of the shares of Series A Preferred Stock then outstanding is required to approve any change relating to (i) the terms of the Series A Preferred Stock relating to dividends payable on the Series A Preferred Stock,
(ii) amounts payable on redemption or the time at which redemption of the Series A Preferred Stock is to occur or (iii) the conversion rate of the Series A Preferred Stock. The voting rights of the holders of each share of the Series A Preferred Stock is determined by multiplying the number of shares of Common Stock into which the Series A Preferred Stock is convertible times five. Therefore, after March 31, 1996 the holders of Series A Preferred Stock are entitled to 3.6 votes for each share held. The Board of Directors have prepared an amendment to the Company's Articles of Incorporation that would retain the pre-March 31, 1991 voting rate of four votes per share until March 31, 1999. See "Conversion Rights" below.

         Conversion Rights. Until March 31, 1996, the Series A Preferred Stock was convertible into Common Stock at the option of each holder at any time at the rate of .8 of a share of Common Stock for each share of Series A Preferred Stock. After March 31, 1996, each share of Series A Preferred Stock is convertible into .72 of a share of Common Stock, subject to adjustment in certain circumstances. However, the Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation that would retain the .8 conversion rate until March 31, 1999, subject to stockholder approval.

         Dividends. The holders of shares of Series A Preferred Stock are entitled to receive cash dividends at the rate of $.3255 per share per year before any dividends are declared or paid on the Common Stock; however, the aggregate dividends paid on the Series A Preferred Stock and the Senior Preferred Stock in any calendar year may not exceed the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for the preceding calendar year. For a summary of the restrictions and limitations with respect to the declaration and payment of dividends by the Company, see "Dividends." Holders of shares of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends described above. Payment of dividends on the Series A Preferred Stock is subordinate to the payment of all accrued but unpaid dividends on the Senior Preferred Stock. See "Senior Preferred Stock" below.

         Liquidation Preference and Redemption Provisions. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its shareholders the amount of $3.10 per share plus accrued but unpaid dividends before any payment may be made to the holders of the Company's Common Stock. The Series A Preferred

Stock ranks on parity with the Senior Preferred Stock in the event of a liquidation, dissolution or winding up of the Company. The Company has the option to redeem for cash all or any part of the then outstanding shares of the Series A Preferred Stock at any time after March 31, 1996 at a per share redemption price of $3.50 plus any accrued but unpaid dividends provided that the Company has funds legally available to be used by it to redeem its Series A Preferred Stock. No sinking fund for the redemption of the Series A Preferred Stock has been established. The Series A Preferred Stock is fully paid and non-assessable. There are no preemptive rights applicable to the Series A Preferred Stock.

Senior Preferred Stock

         The Company is authorized to issue up to 1,500,000 shares of Senior Preferred Stock of which 900,363 shares are currently outstanding, the relative rights, powers and preferences of which are summarized as follows:

         Dividends. The holders of Senior Preferred Stock will be entitled to be paid, before any dividends are declared or paid upon or set aside for any Junior Securities, as described below, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends in cash at the rate of $.25 per share per annum. "Junior Securities" are defined as any equity securities of the Company other than the Senior Preferred Stock. Therefore, no dividends will be paid on the Company's Common Stock or Series A Preferred Stock until all dividends that have accumulated on the Senior Preferred Stock have been declared and paid, or declared and a sum sufficient for payment thereof is set apart for such payment.

         Dividends on shares of Senior Preferred Stock are cumulative from the date of issuance of such shares. When, as and if declared by the Board of Directors of the Company out of funds legally available for such purpose, dividends on the Senior Preferred Stock are payable quarterly. The aggregate amount of dividends paid on the Senior Preferred Stock and the Series A Preferred Stock in any calendar year may not exceed the Company's net income for the preceding calendar year as shown on the Company's audited statement of income for such preceding calendar year. If the full amount of dividends on the Senior Preferred Stock is not declared and paid or declared and a sum sufficient for the payment thereof set apart, the amount of the deficiency in such dividends must be fully paid, or dividends in such amount must be declared on the shares of the Senior Preferred Stock and a sum sufficient for the payment thereof must be set apart for such payment, before any dividend may be declared or paid or any other distribution ordered or made upon any Junior Securities, including the Common Stock and the Series A Preferred Stock. Holders of shares of Senior Preferred Stock will not be entitled to any dividends, whether payable in cash, profits or stock, in excess of the cumulative dividends described above. The Company is subject to certain regulatory restrictions with respect to the declaration and payment of dividends.

         Conversion Rights. Each share of Senior Preferred Stock is convertible at any time at the option of the holder thereof into one share of Common Stock, subject to adjustment to protect against dilution in the event of a payment of a stock dividend on the Common Stock, a stock split-up or combination or similar event. The conversion rate of the Senior Preferred Stock will be adjusted if the greater of book value or market value of the Company's Common Stock is not equal to $5.00 (the "Base Value") or more per share at the close of business on the last trading day of the New York Stock Exchange in October 1998 (the "Adjustment Date"), so that beginning November 1, 1998, one share of Senior Preferred Stock will be convertible into that number of shares of Common Stock equal to the then existing conversion rate multiplied by a fraction, the numerator of which is the Base Value, and the denominator of which is the greater of the book value or market value per share at the close of business on the Adjustment Date, assuming that there have been no other adjustments to the conversion rate or the Base Value due to other events such as stock dividends, split-ups or combinations.

         Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of Senior Preferred Stock will be entitled to be paid the liquidation value of $5.00 per share plus accrued but unpaid dividends before any distribution or payment is made upon any Common Stock. The Senior Preferred Stock will rank on a parity with respect to rights on liquidation with the Series A Preferred Stock. In the event that the Company's assets to be distributed upon any such liquidation are insufficient to permit payment of the full liquidation value to holders of the Senior Preferred Stock and the Series A Preferred Stock, the assets will be distributed ratably among such holders based on the respective liquidation preferences thereof.

         Voting Rights. Except as otherwise provided by law, the holders of Senior Preferred Stock will have no voting rights. Under the Company's Articles of Incorporation, the approval of the holders of at least a majority of the shares of Senior Preferred Stock outstanding is required to approve any amendment, modification or waiver of the terms of the Senior Preferred Stock, except that the approval of the holders of at least 66-2/3% of the shares of Senior Preferred Stock outstanding is required to approve any change relating to
(i) the dividends payable on the Senior Preferred Stock, (ii) the conversion rate of the Senior Preferred Stock or (iii) the preference on liquidation of the Senior Preferred Stock.

Anti-Takeover Provisions

         The Company's Articles of Incorporation contain certain provisions that affect shareholder voting and other requirements. Those provisions include: (i) a provision that requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock before the Company can enter into any merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of the Company and (ii) a provision that gives the Company's Board of Directors authority to take any lawful action to oppose a tender offer or similar transaction if the Board of Directors determines that the offer should be rejected and that permits the Board of Directors to consider any pertinent issue in determining whether to oppose any such offer. A vote of 80% of the outstanding shares of Common Stock is required to amend the provision that requires an 80% vote for mergers and other fundamental corporate changes. The Company's Articles of Incorporation also contains a provision that shareholders do not have cumulative voting rights with respect to election of directors.

         Also, the Company's Bylaws provide for the division of the Company's Board of Directors into four classes. Only one class is elected each year, and the regular term of each class is four years. The Company's Bylaws also require any shareholder who desires to nominate a candidate for election as a director to provide certain information concerning such person that is equivalent to that contained in the Company's proxy materials for those candidates nominated by the Company's Board of Directors not later than 120 days before the first anniversary of the date of the preceding annual meeting of shareholders.

         Pennsylvania has also adopted certain laws that may be deemed to be "anti-takeover" in effect. One provision permits directors, in considering the best interests of the Company, to consider the effects of any action upon its employees, suppliers, customers, shareholders and creditors and the communities in which the Company maintains facilities. The effect of this provision is to put the considerations of these constituencies on parity with one another, with the result that no one group, including shareholders, is required to be the dominant or controlling concern of directors in determining what is in the best interests of the Company. This provision applies to all Pennsylvania corporations.

         If any class of the Company's securities becomes registered under the Securities Exchange Act of 1934 (the "Exchange Act"), which is unlikely to occur until 120 days after the last day of its fiscal year on which the Company has 500 or more shareholders of any class, the Company will become subject to certain additional anti-takeover provisions under Pennsylvania law. A summary of these anti-takeover provisions is as follows:

         Control Transactions. This provision requires any person or group that acquires 20% of the voting power over shares entitled to cast votes in an election of directors to offer to purchase all outstanding shares for cash at a fair value.

         Business Combinations. This provision prohibits any person or group that acquires at least 20% of the voting power of a corporation from effecting a business combination with the corporation, such as a merger, an asset sale and certain recapitalizations, for a period of up to five years from the date such control was acquired. A corporation may opt out of this provision on a case-by-case basis by approving a particular business combination prior to the date such person or group acquires 20% of the voting power.

         Control-Share Acquisitions. This provision prevents a person or group that crosses certain stock ownership thresholds of 20%, 33-1/3% or 50% for the first time from voting certain shares beneficially owned by the person unless voting power is restored to such shares by a vote of all shareholders and a vote of disinterested shareholders at a shareholders meeting. Also, any business combinations occurring after the restoration of voting power will require the acquiring person to pay severance compensation to Pennsylvania employees of the corporation whose employment is terminated, other than for wilful misconduct connected with the work of the employee, within 90 days before or 24 months after the restoration of voting power.

         Disgorgement. This provision requires any person or group that acquires 20% or more of the voting power of a corporation to disgorge to the corporation all profits realized from the sale of equity securities of the corporation within 18 months after acquiring this control status if the person or group purchased equity securities of the corporation within 24 months prior to, or 18 months after, the acquisition of control status.

         Each of these provisions would make it difficult and time-consuming for any person or group to acquire the Company, if the Company were to become subject to these provisions as a result of a registration of any class of its securities under the Exchange Act. If the Company becomes subject to these provisions, it would be able to opt out of one or more of these provisions only by an amendment to the Company's Articles of Incorporation approved by both the Board of Directors and the shareholders. With respect to the control-share acquisition and disgorgement provisions, such amendment would be required to be adopted within 90 days after the date any class of the Company's securities first becomes registered under the Exchange Act. The Company will not make a determination as to whether to opt out of any of these provisions until such time, if any, it becomes subject to them.

Item 5.  Interests of Named Experts and Counsel.

         The consolidated financial statements of the Company and its subsidiaries at December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 incorporated into this Registration Statement by reference the Company's Form 10-KSB Annual Report for the year ended December 31, 1996 have been examined by Parente, Randolph, Orlando, Carey & Associates, certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

         The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. Members of Duane, Morris & Heckscher LLP and their affiliates own 1,400 shares of the Company's Common Stock and 51,500 shares of the Company's Series A Preferred Stock.

Item 6.  Indemnification of Directors and Officers.

         As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law (the "BCL"), which applies to the Company, the Company's Bylaws provide for indemnification of directors and officers for all expense, liability and loss (including without limitation attorney's fees, judgments, fines, taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative, or through arbitration, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The right to indemnification provided in the Company's Bylaws includes the right to have the expenses incurred by such person in defending any proceeding paid by the Company in advance of the final disposition of the proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding may be made only upon delivery to the

Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced without interest if it is ultimately determined that such person is not entitled to be indemnified under the Company's Bylaws or otherwise. Indemnification under such provisions continues as to a person who has ceased to be a director or officer of the Company and inures to the benefit of his or her heirs, executors and administrators. The Bylaws for the Company also avail directors of the Pennsylvania law limiting directors' liability for monetary damages for any action taken or any failure to take any action to those cases where they have breached their fiduciary duty under the BCL and such breach constitutes self-dealing, willful misconduct or recklessness, provided, however, that this limitation does not apply to the responsibilities or liabilities of a director pursuant to any criminal statute, or to the liabilities of a director for payment of taxes pursuant to local, Pennsylvania or federal law.

Item 7.  Exemption from Registration Claimed.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.     Exhibits.

4.1 First Lehigh Corporation 1989 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.10 to the Company's Form SB-2 Registration Statement (No. 33-71712)).

4.2         First Lehigh Corporation 1997 Nonqualified Option Plan.

5.1         Opinion of Duane, Morris & Heckscher LLP.

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

23.2        Consent of Parente, Randolph, Orlando, Carey & Associates.

24.1        Power of Attorney.  (See page II-12 of this Registration Statement).

Item 9.     Undertakings.

         The Company hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i)and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (b) that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby further undertakes that, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Allentown, Pennsylvania on December 10, 1997.

                                     FIRST LEHIGH CORPORATION

                                     By: /s/ James L. Leuthe
                                         ---------------------------------------
                                         James L. Leuthe, Chairman of the Board,
                                         Acting President and Chief Executive
                                         Officer

         Know all men by these presents, that each person whose signature appears below constitutes and appoints James L. Leuthe and Wilbur R. Roat, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                      Title                                    Date

/s/ James L. Leuthe                            Chief Executive Officer and              December 10, 1997
------------------------------------           Acting President and Director
James L. Leuthe                                (principal executive officer)


Kashmira K. Lodaya                             Treasurer (principal financial           December 10, 1997
------------------------------------           and accounting officer)
Kashmira K. Lodaya


------------------------------------           Director                                 December   , 1997
Stephen M. Alinikoff


/s/ Peter Barter                               Director                                 December 10, 1997
------------------------------------
Peter Barter



Robert B. Colfer                               Director                                 December 10, 1997
------------------------------------
Robert B. Colfer


/s/ Vincent Dieter                             Director                                 December 10, 1996
------------------------------------
Vincent Dieter


                                               Director                                 December    , 1997
------------------------------------
Charles D. Flack, Jr.


/s/ Harry J. Lentz                             Director                                 December 10, 1997
------------------------------------
Harry J. Lentz


/s/ John H. McKeever                           Director                                 December 10, 1997
------------------------------------
John H. McKeever


/s/ Wilbur R. Roat                             Director                                 December 10, 1997
------------------------------------
Wilbur R. Roat

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)


Exhibit No.                                          Exhibit

4.1 First Lehigh Corporation 1989 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.10 to the Company's Form SB-2 Registration Statement (No. 33-71712)).

4.2          First Lehigh Corporation 1997 Nonqualified Option Plan.

5.1          Opinion of Duane, Morris & Heckscher LLP.

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

23.2         Consent of Parente, Randolph, Orlando, Carey & Associates.

24.1         Power of Attorney.  (See page II-12 of this Registration
             Statement).